Exhibit 99.1

October 10, 2008



Board of Directors
Orient-Express Hotels Ltd.
22 Victoria Street
Hamilton HM 1179, Bermuda, BMU



Ladies and Gentlemen:

We represent D. E. Shaw Valence Portfolios L.L.C., D. E. Shaw Oculus Portfolios L.L.C., and CR Intrinsic Investments, LLC, respectively, which are the beneficial owners of an aggregate of 6,053,678 Class A shares of the Company's common stock.

As we stated at the Company's most recent Annual General Meeting, our Bermuda counsel have advised us that the Class B shares of common stock of the Company cannot legally be voted by a wholly-owned subsidiary of the Company and the corporate governance structure of the Company and its Bye-Laws are therefore fundamentally flawed.

At this Special General Meeting, we reiterate our objection to the Class B shares being counted towards a quorum or being voted by Orient Express Holdings 1 Ltd. in connection with the two resolutions currently being put before the shareholders of the Company. We regard the counting and voting of the Class B shares at this meeting to be a violation of Bermuda law and a clear example of your unwillingness to account for your stewardship of the Company to its equity owners. We expect today's vote to indicate that the overwhelming majority of the Company's Class A shareholders agree with our position and, as proxies for more than three of such shareholders, we demand that a poll vote be taken on each of the resolutions to be proposed at the meeting.

Although you have indicated in the Company's public filings that the current voting structure was put in place to protect the Company from unwanted take-overs, the Company's "poison pill" already serves that purpose and, in our view, the only other possible reason for the Class B share structure is to perpetuate your membership on the Company's Board. We ask you here and now to explain to the shareholders of your Company -- and to put on the record of this Special General Meeting -- exactly how the current voting structure is in their best interests rather than yours.

Lastly, we request that this letter reflecting our views of the current corporate governance structure of the Company be included in the minutes of this meeting.


Yours faithfully,




D. E. Shaw Oculus Portfolios, L.L.C.
By:  D. E. Shaw & Co., L.L.C., as Managing Member

     By:  /s/ Julius Gaudio
          ----------------------------------
          Julius Gaudio
          Authorized Signatory


D. E. Shaw Valence Portfolios, L.L.C.
By:  D. E. Shaw & Co., L.P., as Managing Member


     By:  /s/ Julius Gaudio
          ----------------------------------
          Julius Gaudio
          Authorized Signatory

CR Intrinsic Investments, LLC
By:  CR Intrinsic Investors, LLC


     By:  /s/ Michael Doniger
          ----------------------------------
          Michael Doniger
          Authorized Signatory